Exhibit 10.17

2012 AMENDMENTS TO HERITAGE 2006 EQUITY INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 28, 2009)

Heritage Bankshares, Inc., a Virginia corporation (the “Company”), sponsors the Heritage 2006 Equity Incentive Plan, as amended and restated January 28, 2009 (the “2006 Incentive Plan”). During 2012, the 2006 Incentive Plan was amended as follows:

Section 1.24 of the 2006 Incentive Plan was amended and restated in its entirety to read as follows:

“1.24 “Retirement” means the retirement of an officer or other employee from the Corporation or a Subsidiary or the retirement of a non-employee director from the Board, in any such case either (i) at or after age 65 or (ii) at an age earlier than 65 when approved by a majority of the Board with respect to a particular officer, employee or non-employee director.”

Section 9.1 of the 2006 Incentive Plan was amended and restated in its entirety to read as follows:

“9.1 The Board may cause the Corporation to issue Restricted Stock from time to time. Whenever the Board deems it appropriate to grant Restricted Stock hereunder, the Participant and the Corporation shall enter into a Restricted Stock Award Agreement with respect to such Award in the form prescribed by the Board, which such Agreement shall state the number of Shares granted as Restricted Stock and the terms, conditions and restrictions to which the Restricted Stock is subject. Restricted Stock may be granted with or without cash consideration. Upon, and not before, the lapsing or removal of the restrictions (i.e., the vesting) on any Shares of Restricted Stock in accordance with the applicable provisions of the Plan, the Corporation shall issue Common Stock in respect of such Restricted Stock that has vested either (i) in certificate form or (ii) in book-entry form, in either case registered in the name of the Participant.”

Section 1.11 of the 2006 Incentive Plan was amended and restated in its entirety to read as follows:

“1.11. “Fair Market Value” of a share of Common Stock on any relevant date means: (i) the price of the last sale of a share of Common Stock on the OTC Markets Group (or its successor interdealer quotation system) occurring prior to the grant of the applicable Award under the Plan; or (ii) if (i) is inapplicable, the fair market value as determined in good faith by the Board.”